UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2013

ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue
Dallas, Texas 75219
(Address of principal executive offices)

(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

As previously announced, on August 7, 2013, Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Equity, L.P. (“ETE”) and ETE Common Holdings, LLC, a wholly owned subsidiary of ETE (“ETE Holdings”) entered into an Exchange and Redemption Agreement (the “Agreement”). Pursuant to the Agreement, ETP has agreed to redeem and cancel 50,160,000 of its common units representing limited partner interests (the “Redeemed Units”) currently owned by ETE Holdings in exchange for the issuance by ETP to ETE Holdings of 50,160,000 limited partner interests in ETP representing a new class of limited partner interests (the “Class H Units”) (the “Transaction”). The Class H Units will generally be entitled to (i) allocations of profits, losses and other items from ETP corresponding to 50.05% of the profits, losses and other items allocated to ETP by Sunoco Partners LLC (“SXL GP”), the general partner of Sunoco Logistics Partners, LP (“SXL”), with respect to the incentive distribution rights and general partner interest in SXL held by SXL GP, (ii) distributions from ETP for each quarter equal to 50.05% of the cash distributed to ETP by SXL GP with respect to the incentive distribution rights and general partner interest in SXL held by SXL GP for such quarter and, to the extent not previously distributed to holders of the Class H Units, for any previous quarters and (iii) incremental cash distributions in the aggregate amount of $329,000,000, subject to adjustment, to be payable by ETP to ETE Holdings over 15 quarters, commencing with the quarter ending September 30, 2013 and ending with the quarter ending March 31, 2017.

The Class H Units will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof. The Transaction is subject to certain customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER PARTNERS, L.P.
By: Energy Transfer Partners GP, L.P., its general partner
By: Energy Transfer Partners, L.L.C. its general partner

Date: August 12, 2013	/s/ Martin Salinas, Jr. Martin Salinas, Jr. Chief Financial Officer